Exhibit 10.3

                            Lock-Up Agreement between
              Edgard Zwirn, Unilabs Holdings SA, UniHolding Corp.,
          Unilabs Group Ltd., Unilabs SA and Union Bank of Switzerland,
                              dated April 14, 1997

                               LOCK-UP- AGREEMENT

                                     between

                           1. Mr. Edgard Zwirn

                                       and

                           2. Unilabs Holdings SA

                                       and

                           3. UniHolding-Corp.

                                       and

                           4. Unilabs Group Ltd.

                                       and

                           5. Unilabs SA

                                       and

                           6. Union Bank of Switzerland

                                    regarding
                     Restriction on Sale of Bearer of Shares
                 and Listing of Registered Shares in Unilabs SA
                    and Maintenance of Control of Unilabs SA

This Agreement is made on April 14, 1997 by and between the following parties:

1.   Mr. Edgard Zwirn, 80 Harley Street, London WI 1AE, England


                                       and

2. Unilabs Holding SA , 55 Boulevard de Perolles, P.O. Box 144 1700 Fribourg 5, Switzerland

                                       and

3.   UniHolding Corp., 96 Spring Street, New York, N.Y. 10012, U.S.A.

                                  (hereinafter together with the parties
                                  named under 1 and 2 collectively
                                  referred to as the "Controlling Shareholders")

                                       and


4.   Unilabs Group Ltd., Road Town, Tortola, British Virgin Islands
                                  (hereinafter referred to as "UGL")

                                       and

3.   Unilabs SA, Avenue Blanc 53, 1202 Geneva, Switzerland

                                  (hereinafter referred to as the "Company")

                                       and

6. Union Bank of Switzerland, Bahnhofstrasse 45, 8001 Zurich, Switzerland, acting for itself and as agent for Banque Cantonale de Geneve, Bank Julius Baer & Co. Ltd., Bank Sarasin & Cie. and Pictet & Cie.

                                  (hereinafter referred to as "UBS")

Introduction

a)   Existing Capital Structure of Unilabs SA

As a result of the extraordinary general shareholders' meetings of the Company held on February 24 and on April 10, 1997, the Company's share capital has been restructured as follows.

     (i)  Split of the bearer shares of CHF 500 each in proportion of 1:12.5

     The existing 16'000 bearer shares of a nominal value of CHF 500 each have been split in the proportion 1:12-5 into 200'000 bearer shares of a nominal value of CHF 40 each.

     (ii) Creation of registered shares of a nominal value of CHF 20 each

     Out of the 200'000 newly created bearer shares 60'000 bearer shares of a nominal value of CHF 40 each have been converted into registered shares of a nominal value of CHF 40 each. Subsequently, the 60'000 newly created registered shares of a nominal value of CHF 40 each have been split in proportion of 1:2 into 120'000 registered shares of a nominal value of CHF 20 each.

     (iii) Ordinary share capital increase at the exclusion of subscription rights of existing shareholders

     The existing share capital of CHF 8 million has been increased by way of an ordinary share increase through the issue of 40'000 new bearer shares of a nominal value of CHF 40 each, resulting in a share capital increase of CHF
     1.6 million to a nominal share capital of CHF 9.6 million. The newly issued bearer shares have been paid for in their nominal amount of CHF 40 each, i.e. CHF 1.6 million in the aggregate, by Frincana AG, Zurich, and they are entitled to dividends as from June 1, 1996.

     (iv) Creation of conditional share capital

          A conditional share capital in the amount of CHF 480'000 has been created for the purpose of implementing a management share option plan.


b)   Public Placement of Bearer Shares of Nominal Value of CHF 40 each

     The board of directors of the Company has resolved to offer to the public
     (i) the 40'000 newly issued bearer shares of a nominal value of CHF 40 each resulting from the share capital increase, and (ii) 44'000 bearer shares of a nominal value of CHF 40 each which are currently held by Unilabs Group Ltd. and other shareholders of the Company. The public share offering will be made by a banking syndicate consisting of Union Bank of Switzerland

     ("UBS"), Banque Cantonale de Geneve, Bank Julius Baer & Co. AG, Bank Sarasin & Cie. and Pictet & Cie. and lead managed by UBS on terms set in the underwriting agreement between the Company and UBS (the "Underwriting Agreement"). The offering price will be determined on April 24, 1997.

For purposes of (i) stabilizing the market for the Company's listed bearer shares after the Company's public offering and (ii) maintaining the existing shareholder control of the Company for a certain period of time, the parties agree as follows:

1.   Restriction on Transfer of Shares

     Each of UGL and the Company agrees that for a period of 24 months from April 25, 1997 it will not, directly or indirectly, offer, sell or contract to sell or otherwise transfer the ownership of, or enter into any transaction (including a derivative transaction) having an economic effect similar to that of a sale of, or announce the offering of, any registered shares and/or bearer shares of the Company as they are deposited with UBS according to Section 4 or any securities which are convertible into or exchangeable for, or otherwise represent a right to acquire, registered shares and/or bearer shares of the Company without the prior written consent of UBS.

2.   Undertaking to Maintain Control

     The Controlling Shareholders undertake to maintain for a period of two years from April 25, 1997 their effective existing indirect control of the Company, substantially as of the date of signing of this Agreement. In particular, the Controlling Shareholders agree to maintain their involvement in the corporate governance of the Company at the current level, by representation on the Company's board of directors and in the Company's management.

3.   Undertaking not to List Registered Shares

UGL undertakes for a term of five years from the date of the initial listing of the Company's bearer shares on the Swiss Exchange on April 25, 1997 not to list or have listed the registered shares, or any bearer shares resulting from the conversion of registered shares, of the Company on the Swiss Exchange or on any other securities exchange in Switzerland and abroad. In the event UGL after April 25, 1999 sells all or part of its registered shares to a third party purchaser, UGL shall cause such purchaser to agree not to list or have listed the registered shares of the Company until April 25, 2002 on the Swiss Exchange or on any other securities exchange in Switzerland and abroad.

4.   Deposit of Shares

     To assure compliance of UGL with its obligations under Sections 1 to 3 above, UGL agrees to deposit by April 30, 1997 all of its shares, whether in bearer or in registered form, held in the Company on a separate securities deposit account with UBS. Such shares shall remain deposited on such account for a period of two years from the date of the initial listing of the Company's bearer shares on the Swiss Stock Exchange on April 25, 1997.

     The obligations under this Section do not prevent UGL to pledge the deposited shares in favor of third parties provided that they accept to commit themselves according to Section 1.

     The custody fees of UBS for the deposit of the bearer and registered shares mentioned above shall not exceed CHF 4'000.- per year.


5.   Condition Precedent

     This Lock-up Agreement shall be subject to the Company and UBS having executed the Underwriting Agreement.

6.   Liquidated Damages

     If any of the Controlling Shareholders or UGL violates in any material way any of its obligations under Sections 1, 2 and 3 hereunder, and if the occurrence of such violation has been confirmed by a special ad hoc arbitration tribunal, as described below, UGL and UniHolding Corp. shall each be jointly and severally liable to pay immediately to TIBS liquidated damages in the amount of CHF 1 million. The payment of this penalty shall not release UGL or UniHolding Corp. from their obligations hereunder and UBS reserves the right to claim additional damages.

     For the purpose of determining whether a material violation of any of the terms of Section 1, 2 or 3 of this Agreement by the Controlling Shareholders or UGL has occurred, the parties shall set-up an ad hoc arbitration tribunal consisting of three arbitrators. Each of UGL and UBS shall appoint one arbitrator who shall then agree on a chairman. If the arbitrators fail to agree on a chairman, such chairman shall be appointed by the Chamber of Commerce and Industry of Geneva. The arbitration tribunal shall render its decision within three months from the date of its valid constitution. The arbitration tribunal shall determine its own rules. The seat of the arbitration tribunal shall be in Geneva and the proceedings shall be conducted in the English language. The decision of the arbitration tribunal shall be final and the parties waive all challenge of the decision in accordance with Art. 192 of the Swiss Private International Law Statute.

7.   Miscellaneous

7.1 Notices to be given under this Agreement shall be given in writing and sent by mail, telefax or courier to the following addresses:

To Edgard Zwirn:

Mr.  Edgard Zwirn
80 Harley Street
London WI 1AE, England

To UniHolding Corp.:

UniHolding Corp.
96 Spring Street
New York, N.Y. 10012, USA

To Unilabs Holdings SA, Unilabs Group Ltd. and Unilabs SA:

Unilabs SA
attn.  Mr. Mguel Payro/Mr. Eric Wavre
12, place Cornavin
1211 Geneva, Switzerland
     Tel.: +41-22-909 77 77
     Fax:  +41-22-909 77 33
           +41-22-909 77 07


     To UBS :

     Union Bank of Switzerland attn. Mr. Eduardo Schindler/Ms. Jacqueline Morard Bahnhofstrasse 45 8021 Zurich, Switzerland

     Tel.:   +41-1-234 88 48
     Fax:    +41-1-234 59 24


7.2 This Agreement shall be executed in six counterparts. Each party hereto shall receive one original.

7.3  This Agreement shall be governed by Swiss law- Subject to the provision in
     Section 7, all disputes arising out of or in connection with this Agreement shall be submitted to the non-exclusive jurisdiction of the ordinary courts of the Canton of Zurich, venue being Zurich 1.



----------------------------------
Edgard Zwirn



----------------------------------
Unilabs Holdings  SA



----------------------------------
UniHolding Corp.



----------------------------------
Unilabs Group Ltd.



----------------------------------
Unilabs SA



----------------------------------
Union Bank of Switzerland